Exhibit (a)(1)(G)

POWER OF ATTORNEY

This Power of Attorney is made on 5 September 2025 by Torino Merger Sub, Inc., a Delaware corporation (the “Company”).

All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement.

WHEREAS

I.	The Company intends to enter into the Agreement and Plan of Merger with Novartis AG, a company limited by shares (Aktiengesellschaft) incorporated under the laws of Switzerland and registered in the Commercial Register of the Canton of Basel-Stadt, Switzerland, under number CHE-103.867.266 whose registered office is at Lichtstrasse 35, 4056 Basel, Switzerland and Tourmaline Bio, Inc., a Delaware corporation, with its principal address located at 27 West 24th Street, Suite 702, New York, NY 10010 (the “Target” and such transaction, the “Transaction”).

II.	Pursuant to the terms of the Merger Agreement, Novartis AG would acquire or cause to be acquired all of the outstanding shares of common stock, par value $0.0001 per share (each, a “Company Share”), of the Target in exchange for cash.

III.	Pursuant to the terms of the Merger Agreement, promptly following the execution and delivery of the Merger Agreement, the Company will commence a tender offer (the “Tender Offer”) for all of the outstanding Company Shares other than the Excluded Shares (the “Target Shares”), and, following consummation of the Tender Offer, the Company will be merged with and into the Target with the Target continuing as the surviving corporation and as a direct wholly-owned subsidiary of Novartis Finance Corporation (the “Merger”).

APPOINTMENT

1.	In connection with the Transaction, the Company hereby makes, appoints and constitutes each of the following individuals:

•	Susanne Kreutz	•	Juliana Mazza Reis
•	Janet Raimondo	•	Jonathan Emery
•	Tariq El Rafie	•	Ram Narayan
•	Antoine Audoly	•	Jaime Huertas
•	Desma Polydorou	•	Gregory Franc
•	Michael Perez

(each an “Attorney” and together the “Attorneys”) as its true and lawful attorney and agent, with full power of substitution, in the name and on behalf of the Company, to do any and all acts and things that any Attorney may deem necessary or advisable in connection with the Transaction, the Tender Offer, the Merger and the Merger Agreement, including, without limitation:

(i)	negotiating, approving, signing, executing, delivering, and/or issuing on behalf of the Company any and all agreements, including the Merger Agreement, contractual instruments, assignments, assumptions, certificates, deeds, notices, instruments, amendments, documents, filings or any other additional writings or communications whatsoever (whether under hand or seal or as a deed and in the Company’s name or otherwise) that any Attorney may deem necessary or advisable in connection with the Transaction;

(ii)	taking such steps as necessary or advisable to effect the Tender Offer, including:

a)	to prepare or cause to be prepared the Tender Offer documents to be distributed to the holders of the Target Shares (including the Schedule TO, the Offer to Purchase, Letter of Transmittal and all exhibits and schedules thereto) (the “Tender Offer Documents”); and

b)	to cause the Tender Offer Documents to be delivered to the stockholders of the Target in connection with the Tender Offer and to file the same with the Securities and Exchange Commission and other appropriate authorities, together with such amendments, deletions, corrections and/or waivers thereto (including the annexation of appropriate exhibits, appendices or schedules) as may be deemed to be necessary or appropriate;

(iii)	taking such steps as necessary or advisable to obtain and manage the services of (a) a bank or trust company to act as the depository agent in the Tender Offer and as the paying agent in the Tender Offer and the Merger; (b) one or more dealer-managers to assist the Company and its subsidiaries to perform those services in connection with the Tender Offer as are customarily performed by investment banking firms in connection with acting as dealer-manager for tender offers of like nature, including, but not limited to, using reasonable efforts to solicit tenders of Target Shares pursuant to the Tender Offer and communicating generally with brokers, dealers, commercial banks, trust companies and other holders of Target Shares with respect to the Tender Offer; (c) an information agent to assist the Company and its subsidiaries in its solicitation of tenders from the stockholders of Target; and (d) any such other agents or third parties necessary, advisable or otherwise desirable in order to facilitate or effect the Transaction and any other actions contemplated by the Merger Agreement;

(iv)	preparing, signing and filing all necessary or advisable filings with or notifications to, or otherwise obtaining all necessary or advisable consents, approvals, authorizations or permits of, governmental entities, including without limitation the filing of the certificate of merger with the Secretary of State of the State of Delaware and under (a) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (b) as applicable, foreign competition laws; (c) U.S. federal and state securities laws; (d) any applicable non-U.S. securities laws; (e) the rules and regulations of the Financial Industry Regulatory Authority, the Nasdaq Stock Market, the New York Stock Exchange and other applicable stock markets and self-regulatory organizations; and (f) any other applicable U.S. and non-U.S. laws and regulations; and

(v)	taking any other steps as may be deemed necessary, advisable or desirable in connection with effecting or consummating the Transaction.

2.	Each act by the Attorneys appointed pursuant to this Power of Attorney shall be binding on the Company only if taken by two Attorneys acting jointly. An individual ceases to be an Attorney when the individual ceases to be an employee of the Company or one of its Affiliates.

3.	The appointment contained in this Power of Attorney shall in all circumstances remain in force until 1 March 2026, but shall be of no further effect after that date.

4.	In favor of an Attorney or a person dealing with any of them, all acts done and documents executed or signed by the Attorney in good faith on or before the date specified in paragraph 3 in the purported exercise of any power conferred by this Power of Attorney shall for all purposes be valid and binding on the Company and its successors and assigns. The Company hereby ratifies and confirms and agrees to ratify and confirm whatever each Attorney does or purports to do in the exercise or purported exercise of the powers conferred by this Power of Attorney.

5.	This Power of Attorney and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the Laws of the State of Delaware. Any dispute arising out of or in connection with this Power of Attorney shall be submitted to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware).

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This Power of Attorney has been executed and takes effect on the date stated at the beginning of it.

TORINO MERGER SUB, INC.
acting by its authorized signatory

/s/ Eduard Marti
Name: Eduard Marti